Exhibit 2.1

Cardinal Infrastructure Group, Inc.
100 E. Six Forks Rd., Suite 300

Raleigh, North Carolina 27609

November 11, 2026

DELIVERED VIA EMAIL

HBC Holdco, Inc.

Hughes Brothers Construction Inc.

Chad Hughes, as Stockholder Representative

4450 NE 83rd Rd

Wildwood, FL 34785

Attention: Chad Hughes

Email: chadh@hughesbrothersinc.com

with a copy (which shall not constitute notice) to:

Johnson, Pope, Bokor Ruppel & Burns LLP

400 N. Ashley Drive, Suite 3100

Tampa, FL 33602

Attention: Christopher R. Dingman; O. Larkin Skinner

Email: christopherd@jpfirm.com; larkins@jpfirm.com

RE: Amendment No. 2 to Agreement and Plan of Merger

Reference is made to that certain Agreement and Plan of Merger, dated as of October 13, 2026 (including all exhibits and schedules thereto, the “Original Merger Agreement”), by and among Cardinal Infrastructure Group, Inc., a Delaware corporation (“Parent”), CHBC Intermediate Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”), CHBC Holding Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”), HBC Holdco, Inc., a Delaware corporation (“Target”), Hughes Brothers Construction Inc., a Florida corporation (the “Company”), those stockholders of the Company executing the signature pages thereto (the “Stockholders”), and Chad Hughes, solely in his capacity as Stockholder Representative (the “Stockholder Representative”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated October 18, 2026, between Parent, Merger Sub 1, Merger Sub 2, Target, the Company and the Stockholder (including all exhibits and schedules thereto, the “Original Merger Agreement”). Each of Parent, Merger Subs, Target, the Company, the Stockholders and the Stockholder Representative are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms under the Merger Agreement.

I.
Closing

WHEREAS, Section 10.10 of the Merger Agreement provides that the Merger Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Subs, Target, Company and the Stockholders at any time prior to the Effective Time;

WHEREAS, Section 2.02 of the Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, the Closing shall take place at 10:00 a.m., Eastern Time, no later than three (3) Business Days after the last of the conditions to Closing set forth in ARTICLE VII of the Merger Agreement has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing; and

WHEREAS, Section 9.01(y)(ii) of the Merger Agreement provides that Parent, by written notice to the Target and Company, may terminate the Merger Agreement, if any of the conditions set forth in Section 7.01 or Section 7.02 of the Merger Agreement shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; and

WHEREAS, Section 9.01(z)(ii) of the Merger Agreement provides that the Target and Company, by written notice to Parent, may terminate the Merger Agreement, if any of the conditions set forth in Section 7.01 or Section 7.03 of the Merger Agreement shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Target and Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; and

WHEREAS, the Parties desire to postpone the Closing to a date not earlier than June 30, 2027, and to revise the definition of Outside Date accordingly.

NOW, THEREFORE, in accordance with Section 10.10 of the Merger Agreement, the Parties hereby agree as follows:

1.
The definition of “Outside Date” in ARTICLE I of the Merger Agreement is hereby amended and restated in its entirety as follows: ““Outside Date” means June 30, 2027.”
2.
Section 2.02(a) of the Merger Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

(a) Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern Time, no later than three (3) Business Days after the last of the conditions to Closing set forth in ARTICLE VII has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, that in no event shall the Closing Date occur prior to June 30, 2027, unless otherwise agreed by the Stockholder Representative and Parent in writing.

II.
Earnout

WHEREAS, Section 2.15 of the Merger Agreement provides for an Earnout Payment equal to the Earnout Amount (being Adjusted Company EBITDA for the twelve months ending June 30, 2027, less $55 million, and in no event greater than $15 million) multiplied by 6.5, subject to a cap on the aggregate Earnout Payment of $162,500,000, payable 60% in cash and 40% in Parent Shares issued at a value equal to the Signing Date VWAP; and

NOW, THEREFORE, in accordance with Section 10.10 of the Merger Agreement, the Parties hereby agree as follows:

1.
The definition of “Earnout Payment” in ARTICLE I of the Merger Agreement is hereby amended and restated in its entirety as follows: “ “Earnout Payment” shall be calculated as follows: if, and only if, as of the end of the Earnout Period, the Earnout Amount is determined to be a positive number, the Earnout Payment shall be equal to the Earnout Amount, multiplied by 6.5. If the Earnout Amount is a negative number, the Earnout Payment shall be equal to $0. In no event will the aggregate Earnout Payment exceed $162.5 million. The Earnout Payment, if any, shall be paid 60% in cash and 40% in Parent Shares, with such Parent Shares so issued at a value per Parent Share equal to the Signing Date VWAP. Stockholders shall not be entitled to any interest on the Earnout Payment under this Agreement.”
2.
ARTICLE I of the Merger Agreement is hereby amended to add a new definition of “Estimated Earnout Payment” as follows: “Estimated Earnout Payment” means a good faith estimate of the Earnout Amount based upon annualizing the Adjusted Company EBITDA for the 11 months ended May 31, 2027.”
3.
Section 2.02(b) of the Merger Agreement is hereby amended to add a new clause (vi) as follows: “(vi) plus the Estimated Earnout Payment”
4.
Sections 2.13(a) and (b) of the Merger Agreement are hereby amended and restated in their entirety as follows: “Section 2.13 Purchase Price Adjustment.
(a)
Closing Adjustment. At least five (5) Business Days before the Closing, the Group Companies shall prepare and deliver to Parent a statement setting forth its good faith estimate of (i) the Cash Balance as of 12:01 a.m. (Eastern Time) on the Closing Date (“Estimated Cash Balance”), (ii) the outstanding Indebtedness on the Closing Date (“Estimated Indebtedness”), (iii) the amount of unpaid Transaction Expenses (“Estimated Transaction Expenses”); (iv) the Closing Net Working Capital as of 12:01 a.m. (Eastern Time) on the Closing Date (“Estimated Closing Net Working Capital”); (v) the Estimated Earnout Payment and (vi) the Estimated Total Merger Consideration, calculated in accordance with Section 2.02(b) based on the estimates described in the foregoing clauses (i) through (v), prepared in accordance with GAAP (the “Estimated Closing Statement”).
(b)
Post-Closing Adjustment. Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a statement (“Closing Statement”) setting forth its calculation of the following, prepared in accordance with GAAP: (i) the Cash Balance as of 12:01 a.m. (Eastern Time) on the Closing Date (“Final Cash Balance”), (ii) the Indebtedness as of the Closing Date (“Final Indebtedness”), (iii) the Transaction Expenses (“Final Transaction Expenses”); (iv) the Closing Net Working Capital as of 12:01 a.m. (Eastern Time) on the Closing Date (“Final Closing Net Working Capital”); (v) the Earnout Payment based on the actual Adjusted Company EBITDA for the 12 months ended June 30, 2027 and (vi) the amount derived by re-calculating the Estimated Total Merger Consideration in accordance with Section 2.02(b) after replacing the Estimated Cash Balance, Estimated Indebtedness, Estimated Transaction Expenses, Estimated Closing Net Working Capital and Estimated Earnout Amount with the Final Cash Balance, Final Indebtedness, Final Transaction Expenses, Final Closing Net Working Capital and Earnout Payment, respectively (as so recalculated and as finally determined in accordance with this Section 2.13, “Final Total Merger Consideration”). The “Post-Closing Adjustment” shall be an amount (which may be a positive or negative number) equal to (x) the Final Total Merger Consideration minus (y) the Estimated Total Merger Consideration. Notwithstanding anything to the contrary in this Agreement, the portion of the Post-Closing Adjustment attributable to the difference between the Earnout Payment, as finally determined in accordance with this Section 2.13, and the Estimated Earnout Payment (the “Earnout Adjustment Amount”) shall be settled 60% in cash and 40% in Parent Shares, with such Parent Shares valued at a value per Parent Share equal to the Signing Date VWAP, as follows: (A) if the Earnout Adjustment Amount is a positive number, Parent shall (1) pay to the Stockholders, in accordance with their respective Pro Rata Shares, cash in an amount equal to 60% of the Earnout Adjustment Amount, and (2) issue to the Stockholders, in accordance with their respective Pro Rata Shares, a number of additional Parent Shares equal to 40% of the Earnout Adjustment Amount divided by the Signing Date VWAP; and (B) if the Earnout Adjustment Amount is a negative number, (1) the Stockholders shall, severally in accordance with their respective Pro Rata Shares, pay to Parent cash in an amount equal to 60% of the absolute value of the Earnout Adjustment Amount, and (2) a number of the Parent Shares issued to the Stockholders as Merger Consideration (which Parent Shares remain subject to the lock-up restrictions applicable thereto) equal to 40% of the absolute value of the Earnout Adjustment Amount divided by the Signing Date VWAP shall be automatically forfeited and cancelled for no consideration, allocated among the Stockholders in accordance with their respective Pro Rata Shares, and each Stockholder shall take all actions reasonably requested by Parent to effect such cancellation. In no event shall the aggregate Earnout Payment, after giving effect to any Earnout Adjustment Amount, exceed $162.5 million. Any fractional Parent Share resulting from the foregoing shall be rounded down to the nearest whole Parent Share, with the value of such fractional share settled in cash.

(c)
Sections 2.15 of the Merger Agreement is hereby deleted.
(d)
Sections 9.01of the Merger Agreement is hereby amended by adding a new clause (bb) as follows: “(bb) by Parent or the Group Companies by written notice to the other parties at any time prior to the Outside Date.”

This letter agreement constitutes an amendment to the Merger Agreement in accordance with Section 10.10 of the Merger Agreement. From and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and each reference to the Merger Agreement in any Ancillary Document, shall mean and be a reference to the Merger Agreement as amended by this letter agreement.

Sections 10.02 through 10.13 of the Merger Agreement are incorporated by reference herein, mutatis mutandis.

Except as expressly amended hereby, the Merger Agreement shall otherwise remain in full force and effect. The Parties acknowledge and agree that the amendments set forth herein are effective solely for the purposes set forth herein. In the event of a conflict between the terms of the Merger Agreement and this letter agreement, the terms of this letter agreement shall control.

[Signature Pages Follow]

Sincerely,

PARENT

CARDINAL INFRASTRUCTURE GROUP, INC.

By:
Name: Jeremy Spivey
Title: Chief Executive Officer

MERGER SUB 1

CHBC INTERMEDIATE HOLDCO, INC.

By:
Name: Jeremy Spivey
Title: Chief Executive Officer and President

MERGER SUB 2

CHBC HOLDING COMPANY, LLC

By:
Name: Jeremy Spivey
Title: Chief Executive Officer and President

AGREED AND ACKNOWLEDGED:

TARGET

HBC HOLDCO, INC.

By:
Name:
Title:

COMPANY

HUGHES BROTHERS CONSTRUCTION INC.

By:
Name:
Title:

STOCKHOLDERS

Chad Hughes

Justin Hughes